EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Premiere Publishing Group, Inc.

We consent to the incorporation by reference in this Registration Statement of Premiere Publishing Group, Inc. on Form S-8 of our report, dated September 20, 2005, on our audit of the consolidated financial statements of Premiere Publishing Group, Inc. as of August 31, 2005 and for the period March 25, 2005 to August 31, 2005 which appears in Registration Statement on Form SB-2. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

Dated: December 15, 2006	/s/ E. Randall Gruber, CPA, P.C. E. RANDALL GRUBER, CPA, P.C.